Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-260528

Prospectus Supplement No. 3
(to prospectus dated March 11, 2022)

Mirion Technologies, Inc.

Up to 8,560,540 Shares of our Class A Common Stock Issuable upon Redemption of Shares of IntermediateCo Class B Common Stock
Up to 27,249,979 Shares of our Class A Common Stock Issuable upon Exercise of Warrants
143,250,440 Shares of our Class A Common Stock for Resale by the Selling Holders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 11, 2022 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-260528) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to an aggregate of 35,810,519 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Mirion Technologies, Inc. (the “Company”) that may be issued upon (i) the exercise of 27,249,979 warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants (each as defined in the Prospectus), and (ii) the redemption of up to 8,560,540 shares of Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”), of Mirion IntermediateCo, Inc. (“IntermediateCo”); and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus (the “Selling Holders”), or their permitted transferees, of up to 143,250,440 shares of Class A common stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and public warrants are listed on the New York Stock Exchange under the symbols “MIR” and “MIR WS,” respectively. On June 16, 2022, the closing price of our Class A common stock was $6.70 per share and the closing price for our public warrants was $1.21 per warrant.

Investing in our Class A common stock and warrants involves a high degree of risk. See the section titled “Risk Factors” beginning on page 19 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

June 17, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 15, 2022

Mirion Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39352	83-0974996
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1218 Menlo Drive
Atlanta, Georgia 30318
(Address of Principal Executive Offices)

(770) 432-2744
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MIR	New York Stock Exchange
Redeemable warrants to purchase Class A common stock	MIR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.
On June 15, 2022, Mirion Technologies, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). Set forth below are the final voting results for each of the matters submitted to a vote of the stockholders at the Annual Meeting.

Proposal 1: Stockholders elected nine directors to the Company’s Board of Directors (the “Board”), each for a term of one year expiring at the 2023 annual meeting of stockholders and until such director’s successor has been duly elected and qualified, based on the following votes:

Director Nominee	For	Against	Abstentions	Broker Non-Votes
Lawrence D. Kingsley	128,260,949	657,028	436,785	6,484,098
Thomas D. Logan	128,590,701	329,251	434,810	6,484,098
Kenneth C. Bockhorst	128,764,218	155,734	434,810	6,484,098
Robert A. Cascella	128,406,797	513,155	434,810	6,484,098
Steven W. Etzel	128,759,480	158,472	436,810	6,484,098
John W. Kuo	125,512,799	3,405,158	436,805	6,484,098
Jody A. Markopoulos	128,765,789	154,163	434,810	6,484,098
Jyothsna (Jo) Natauri	128,263,873	655,079	435,810	6,484,098
Christopher Warren	123,736,862	5,179,998	437,902	6,484,098

Proposal 2: Stockholders ratified the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, based on the following votes:

For	Against	Abstentions	Broker Non-Votes
128,312,855	7,157,689	368,316	N/A

Proposal 3: Stockholders approved, on an advisory basis, the 2021 compensation of the Company’s named executive officers, based on the following votes:

For	Against	Abstentions	Broker Non-Votes
120,772,295	7,714,763	867,704	6,484,098

Proposal 4: Stockholders approved, on an advisory basis, that the frequency of future advisory votes to approve the compensation of the Company’s named executive officers should be annually, based on the following votes:

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
128,012,155	909,366	37,338	395,903	6,484,098

Following the Annual Meeting, the Board determined, consistent with the vote of the Company's stockholders and in accordance with the Board’s previous recommendation, that the Company will continue to hold future advisory votes on the compensation of the Company’s named executive officers on an annual basis until the next required vote on the frequency of such advisory votes is presented to stockholders.

EXHIBIT INDEX

Exhibit Number	Description
104	Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2022

Mirion Technologies, Inc.
By:    /s/ Brian Schopfer
Name:    Brian Schopfer
Title:    Chief Financial Officer